AMENDMENT TO ARTICLES OF INCORPORATION

BOND LABORATORIES, INC.

CERTIFICATE TO AMENDMENT OF ARTICLES OF INCORPORATION

Bond Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, (the “Corporation”), does hereby certify that:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”).

SECOND:

The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.380 of the Nevada Corporation Law of the State of Nevada and shall become effective immediately upon filing this Certificate of Amendment.

THIRD:	Article I of the Articles of Incorporation is hereby amended in its entirety and replaced with the following:

“The name of this Corporation is FitLife Brands, Inc.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Articles of Incorporation of the Corporation to be signed by its officers thereunto duly authorized, effective the 30th day of September, 2013.

BOND LABORATORIES, INC.

By: /s/ John Wilson

Name: John Wilson

Title: President and Chief Executive Officer